UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 30, 2005

Corinthian Colleges, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California		92707
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(714) 427-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 30, 2005, the Compensation Committee of the Board of Directors of Corinthian Colleges, Inc. (the "Company") approved discretionary bonuses for certain of the Company's executive officers in various amounts, none of which exceeded $75,000. Neither David G. Moore, Chairman of the Board, nor Jack D. Massimino, Chief Executive Officer and President, received discretionary bonuses.

On August 30, 2005, the Compensation Committee of the Board of Directors of the Company approved amendments to existing Stock Option Agreements between the Company and each of the directors of the Company to provide each director three years after the end of his or her service on the Board to exercise vested stock options. This amendment will only apply to stock options which have an exercise price that is greater than the market price for the Company's common stock as of the date of the amendment. This extended vesting period was recommended to the Compensation Committee by its independent compensation consultant to neutralize market timing as a factor in directors' decisions to serve on the Board. All stock option grants made to the Company's directors on or after August 30, 2005 will contain similar provisions.

The foregoing summary of the Stock Option Agreement Amendment is qualified in its entirety by reference to the text of the Form of Stock Option Agreement Amendment, a copy of which is filed as an exhibit to this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corinthian Colleges, Inc.

September 6, 2005	By:	Stan A. Mortensen

Name: Stan A. Mortensen
Title: Senior Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Form of Stock Option Agreement Amendment between the Company and each of its Directors.